GrowGeneration Reports Second Quarter 2026 Financial Results

Company Reaffirms 2026 Revenue Outlook and Raises Full Year Adjusted EBITDA(1) guidance to $2 million to $3 million

Net Loss Improved by $2.8 million Year-Over-Year; Achieved Positive Adjusted EBITDA(1) of $0.3 million

Net Sales of $43.2 million, up 12.6% Sequentially and 5.5% Year-Over-Year

Proprietary Brand Penetration Increased to 39.7% of Cultivation and Gardening Revenue, a 770 basis point improvement Year-Over-Year

$41.0 million in Cash, Cash Equivalents, and Marketable Securities with no Debt

DENVER, August 11, 2026 -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGeneration,” “GrowGen,” or the “Company”), one of the nation’s largest suppliers of specialty products for controlled environment agriculture (CEA), commercial cultivation, and garden centers, today announced financial results for the second quarter of 2026.

Second Quarter 2026 Summary

•Net sales of $43.2 million, up 5.5% year-over-year;
•Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 39.7%, compared to 32.0% in the second quarter of 2025;
•Gross profit margin of 28.5%, compared to 28.3% for the second quarter of 2025;
•Store and other operating expenses declined approximately 21.9% to $6.1 million, compared to $7.9 million for the same period in the prior year;
•Total operating expenses decreased $2.2 million, or 13.1%, to $14.7 million in the second quarter of 2026, compared to $16.9 million for the same period in the prior year;
•Net loss was $2.0 million compared to a net loss of $4.8 million for the same period in 2025;
•Adjusted EBITDA(1) gain of $0.3 million compared to a loss of $1.3 million for the comparable prior year period; and
•Cash, cash equivalents, and marketable securities of $41.0 million and no debt.

Darren Lampert, GrowGen’s Co-Founder and Chief Executive Officer, commented, “GrowGeneration delivered a strong second quarter, representing our third consecutive quarter of year-over-year revenue growth driven by our commercial B2B business. Simultaneously, we expanded proprietary brand penetration to nearly 40% of Cultivation and Gardening revenue, while continuing to reduce costs and improve profitability. All of this contributed to GrowGen achieving positive Adjusted EBITDA for the second quarter. Our performance reflects the continued expansion of our commercial platform, the benefits of our streamlined cost structure, and disciplined execution against our strategic initiatives. As part of this strategy, we have also continued to maintain a strong balance sheet, ending the quarter with $41.0 million of cash, cash equivalents, and marketable securities and no debt. This financial strength also supported our stock repurchase activity during the quarter.”

“Moving forward, we are committed to executing our strategy and continuing our transformation into a commercial, proprietary-brand-driven business. We remain focused on driving continued revenue growth, while improving our revenue mix, expanding margins, and driving greater profitability as we continue to advance toward our year-end goal of proprietary brands representing 40% of Cultivation and Gardening sales. Based on our second quarter performance and our current expectations for the second half of the year, including anticipated tariff-related benefits, we are increasing our full-year Adjusted EBITDA outlook to $2 million to $3 million. These results represent another meaningful step forward in GrowGeneration's transformation and reinforce our confidence that the strategic actions we've taken are delivering meaningful operational improvements,” added Mr. Lampert.

Second Quarter 2026 Consolidated Results

Net sales were $43.2 million for the second quarter of 2026, compared to $41.0 million for the second quarter of 2025. This represents the third consecutive quarter of year-over-year revenue growth, led by our commercial B2B business. Cultivation and Gardening net sales were $34.9 million for the second quarter of 2026, compared to $32.9 million for the same period in the prior year. Net sales in our Storage Solutions segment were $8.3 million for the second quarter of 2026, compared to $8.1 million in the second quarter of 2025.

Once again, our quarterly proprietary brand sales exceeded our internal expectations, giving us additional confidence in our ability to expand gross margin for the long-term. Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 39.7%, compared to 32.0% for the same period in the prior year, mainly driven by our strategic initiatives to increase sales mix of our expanded portfolio of proprietary brands.

Gross profit was $12.3 million for the second quarter of 2026, compared to gross profit of $11.6 million for the second quarter of 2025. The year-over-year change was primarily a result of the increased sales volume of proprietary brand products and durable brand products within our Cultivation and Gardening segment in the second quarter of 2026. Gross profit margin was 28.5% for the second quarter of 2026, compared to 28.3% for the second quarter of 2025. The improvement was primarily driven by the increased mix of proprietary brand products within our Cultivation and Gardening segment, which generally have higher margins than non-proprietary brand products, partially offset by the increased sales mix of durable products, which generally have lower margins than consumable products.

Total operating expenses, which include store operations and other operational expenses, selling, general, and administrative, estimated credit losses, depreciation and amortization, and impairment expense decreased in the second quarter of 2026 by $2.2 million, or 13.1%, to $14.7 million, compared to $16.9 million in the second quarter of 2025.

Store and other operating expenses in the second quarter of 2026 declined by approximately 21.9% to $6.1 million, compared to $7.9 million in the second quarter of 2025, reflecting the benefits of reducing our retail footprint and our cost-reduction initiatives.

Selling, general, and administrative expenses in the second quarter of 2026 were $6.5 million, compared to $6.2 million in the second quarter of 2025, an increase of 5.0%.

GAAP net loss narrowed to $2.0 million in the second quarter of 2026, a $2.8 million improvement compared to a net loss of $4.8 million in the second quarter of 2025. The improvement was primarily driven by higher revenues, reduced operating expenses, and lower depreciation and amortization.

Non-GAAP Adjusted EBITDA(1) was a gain of $0.3 million in the second quarter of 2026, a $1.6 million year-over-year improvement compared to a loss of $1.3 million in the second quarter of 2025, reflecting gross margin benefit of higher proprietary brand penetration and the continued realization of operational cost-reduction initiatives.

Cash, cash equivalents, and marketable securities as of June 30, 2026 were $41.0 million. Inventory as of June 30, 2026 was $35.3 million, and prepaid and other current assets were $7.8 million.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities, as of June 30, 2026 were $25.6 million.

Geographic Footprint

Our geographic footprint for our Cultivation and Gardening segment spans 492,000 square feet of retail and warehouse space and includes 19 retail locations across 9 states as of June 30, 2026. We closed four retail locations during the six months ended June 30, 2026 as part of our ongoing network optimization strategy. We continue to serve our customers through our other retail locations and our online platforms, such as growgeneration.com, where customers can make direct purchases and access our GrowGen Pro Program, which provides dedicated services and solutions for multi-state operators, controlled environment agriculture and greenhouse customers, wholesale partners, and independent commercial cultivators.

2026 Outlook

For the full year 2026, the Company reaffirmed that it expects net revenue in the range of $162 million to $168 million. The Company expects proprietary brand sales as a percentage of Cultivation & Gardening revenue to reach approximately 40% by year-end. The Company expects full year improvement in gross margin and operating expense efficiency during 2026. With this and the improvements made in its inventory base, the Company anticipates gross margins for the full year 2026 to be in the range of 27% to 29%. Based on these improvements, GrowGen expects to deliver Adjusted EBITDA in the range of $2 million to $3 million for the full year 2026.

The Company’s full year 2026 guidance assumes profitability will build progressively throughout the year, with profitable third and fourth quarters reflecting the outdoor cultivation and gardening season as well as continued improvements in gross margin and a lower operating expense base compared to 2025.

For the third quarter of 2026, the Company expects total consolidated net sales in the range of $44 million to $46 million, representing continued sequential growth.

Footnotes
(1) Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

Conference Call

The Company will host a conference call today, August 11, 2026, at 4:30 p.m. Eastern Time to discuss financial results for the second quarter ended June 30, 2026. To participate in the call, please dial 1-(888)-699-1199 (domestic) or 1-(416)-945-7677 (international). The conference code is 76956. The call will also be webcast and can be accessed at
https://app.webinar.net/Yp8aeqaewRr or on the Investor Relations section of the GrowGen website at: https://ir.growgeneration.com. A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About GrowGeneration Corp:

GrowGen is one of the nation’s largest suppliers of specialty products for controlled environment agriculture (CEA), commercial cultivation, and garden centers. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Char Coir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, and a benching, racking, and storage solutions business, MMI Storage Solutions.

To be added to the GrowGeneration email distribution list, please email GrowGen@kcsa.com with GRWG in the subject line.

Forward Looking Statements

This press release contains predictions, estimates or other information that are considered forward-looking statements, including without limitation, statements regarding the Company’s financial outlook, guidance, and strategic expectations, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used herein, words such as “look forward,” “expect,” “believe,” “anticipate,” “estimate,” “guidance,” “outlook,” “projected,” “intend,” “may,” or variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements represent management’s current expectations and are based on assumptions and estimates that management believes are reasonable as of the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those anticipated due to a number of risks and uncertainties, including but not limited to those discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website, at: www.growgeneration.com. The Company does not undertake any obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by applicable securities laws, whether as a result of new information, future events, or otherwise.

Contact:

KCSA Strategic Communications
Philip Carlson
Managing Director

T: 212-896-1233
E: GrowGen@kcsa.com

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$23,460	$30,406
Marketable securities	17,553	15,658
Accounts receivable, net of allowance for credit losses of $2,363 and $2,109, respectively	15,264	10,668
Notes receivable, current, net of allowance for credit losses of $201 and $214, respectively	283	507
Inventory	35,295	38,776
Prepaid and other current assets	7,750	7,732
Total current assets	99,605	103,747

Property and equipment, net	6,423	9,795
Property and equipment held for sale	1,574	—
Operating leases right-of-use assets, net	23,880	27,050
Intangible assets, net	2,012	3,326
Goodwill	2,080	2,080
Other assets	1,067	1,042
TOTAL ASSETS	$136,641	$147,040
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,761	$8,775
Accrued liabilities	3,934	3,269
Payroll and payroll tax liabilities	2,204	2,589
Customer deposits	2,260	4,015
Sales tax payable	884	872
Current maturities of operating lease liabilities	5,568	6,455
Total current liabilities	25,611	25,975

Operating lease liabilities, net of current maturities	20,499	23,022
Other long-term liabilities	503	544
Total liabilities	46,613	49,541
Commitments and contingencies
Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 60,283,226 and 60,090,905 shares issued, 59,558,299 and 60,090,905 shares outstanding, respectively	60	60
Treasury stock, at cost; 724,927 and zero shares, respectively	(1,010)	—
Additional paid-in capital	377,602	377,128
Accumulated deficit	(286,624)	(279,689)
Total stockholders' equity	90,028	97,499
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$136,641	$147,040

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$43,215	$40,963	$81,606	$76,666
Cost of sales (exclusive of depreciation and amortization shown below)	30,895	29,369	59,546	55,365
Gross profit	12,320	11,594	22,060	21,301

Operating expenses:
Store operations and other operational expenses	6,143	7,867	12,544	16,659
Selling, general, and administrative	6,458	6,151	13,384	13,263
Estimated credit losses	336	163	403	255
Depreciation and amortization	1,504	2,687	3,115	6,272
Impairment loss	220	—	220	—
Total operating expenses	14,661	16,868	29,666	36,449

Loss from operations	(2,341)	(5,274)	(7,606)	(15,148)

Other income (expense):
Interest income	347	463	671	960
Total other income	347	463	671	960

Net loss before income taxes	(1,994)	(4,811)	(6,935)	(14,188)

Provision for income taxes	(19)	—	—	—

Net loss	$(2,013)	$(4,811)	$(6,935)	$(14,188)

Net loss per share, basic	$(0.03)	$(0.08)	$(0.12)	$(0.24)
Net loss per share, diluted	$(0.03)	$(0.08)	$(0.12)	$(0.24)

Weighted average shares outstanding, basic	59,805,494	59,551,783	59,947,411	59,496,861
Weighted average shares outstanding, diluted	59,805,494	59,551,783	59,947,411	59,496,861

Use of Non-GAAP Financial Information

The following non-GAAP financial measures of EBITDA and Adjusted EBITDA are not in accordance with, or an alternative for, generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, the most directly comparable GAAP financial measures. We believe these non-GAAP financial measures, when used in conjunction with their most directly comparable GAAP financial measures, net income (loss), provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods, identify trends affecting our business, and project future performance. Management uses these non-GAAP financial measures for internal planning and reporting purposes, and we believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance, our ability to generate cash, and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net loss (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(2,013)	$(4,811)	$(6,935)	$(14,188)
Provision for income taxes	19	—	—	—
Interest income	(347)	(463)	(671)	(960)
Depreciation and amortization	1,504	2,687	3,115	6,272
EBITDA	$(837)	$(2,587)	$(4,491)	$(8,876)
Share-based compensation	270	315	525	818
Investment income	293	453	593	972
Acquisition transaction costs	—	50	—	50
Impairment loss	220	—	220	—
Restructuring plan	—	—	—	1,141
Consolidation and other charges (1)	309	467	1,824	563
Adjusted EBITDA	$255	$(1,302)	$(1,329)	$(5,332)
(1) Consists primarily of expenditures related to legal settlements and contingencies, the activity of store and distribution consolidation, one-time severances outside of the restructuring plan announced July 2024, and other non-core or non-recurring expenses